Exhibit 23.4

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) of Energy Transfer Partners, L.P. of our report dated February 28, 2015 (except for Note 2, as to which the date is April 30, 2015), with respect to the consolidated financial statements of Susser Holdings Corporation (not presented separately therein), included in Energy Transfer Partners, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas

April 30, 2015